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Exhibit 10.24

EXECUTIVE COMPENSATION PLAN 2004

        EFFECTIVE DATE: JANUARY 1, 2004

NAME:	JIM LAMBERT
TITLE:	Vice Chairman/CEO
BASE SALARY:	$385,000
ON-PLAN BONUS:	70% of Base Salary

EXHIBIT C

        By signing this Executive Compensation Plan 2004("Plan"), you hereby agree that the terms of this Plan shall be in addition to the terms of the Employment Agreement between you and Dot Hill dated August 2, 1999 ("Employment Agreement"), and shall replace and supercede the terms of Exhibit C of the Employment Agreement with respect to your base salary and bonus for the year 2004. Otherwise, the terms of your Employment Agreement remain unchanged. For any period of time after December 31, 2004, your base salary and bonus shall be subject to change, as determined by Dot Hill's Board of Directors and/or Compensation Committee ("BOD").

BONUS

        Bonus is calculated based on a percentage of base salary.

        Bonus will be paid once annually as soon as practicable after an audit of the Company's fiscal year 2004 results has been completed and after the Dot Hill Board of Directors and/or Compensation Committee ("BOD") has approved the payment.

        70% of bonus potential is tied to Dot Hill's overall 2004 forecast dated 07/26/2004 and presented to the BOD on 08/02/2004. Eligible payout for 2004 is 46.69%.

  a.
  50% of bonus is tied to achieving revenue of $244,734,000 for 2004

  b.
  50% of bonus is tied to achieving net income of $13,390,000 for 2004

  c.
  If at the end of 2004, the year-end revenue AND the net income is less than 85% of targets, no bonus will be paid.

  d.
  If revenue and net income achieve 85% of plan, you are eligible to earn 50% of the related components bonus.

  e.
  For each 1% increase between 86% and 90% of revenue and, separately, net income, a bonus equal to 2.00% of on-plan bonus will be paid, with a cap of 100% of plan.

  f.
  For each 1% increase between 91% and 95% of revenue and, separately, net income, a bonus equal to 3.00% of on-plan bonus will be paid, with a cap of 100% of plan.

  g.
  For each 1% increase between 96% and 100% of revenue and, separately, net income, a bonus equal to 5.00% of on-plan bonus will be paid, with a cap of 100% of plan.

        20% of bonus potential is subjective and may be tied to individual departmental goals and performance.

        10% of bonus potential is subjective and will be based on the Company's performance with respect to management of its working capital and cash flow.

TERMS

a.
You must be an employee in good standing on the date of payout to be eligible for the bonus payout.

b.
The base salary and bonus structure may be revised by the BOD at any time, with no notice.

c.
You are eligible for all benefits afforded Regular Full-time Exempt employees as set forth in the most current version of the Dot Hill Employee Handbook.

d.
The terms, conditions, and benefits of your employment with Dot Hill Systems Corporation are governed by the terms of the Employment Agreement and the standard Company policies and benefits. No verbal promises, verbal commitments, or implied promises will alter the Employment Agreement or these standard policies and benefits.

e.
The employment relationship between the parties is "at will" and may be terminated by Dot Hill at any time.

Preston Romm, CFO	Jim Lambert, CEO

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EXECUTIVE COMPENSATION PLAN 2004